DocuSign Envelope ID: A3F851A3-FD3A-4F90-90A7-12DEEF842491

SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS

This Settlement Agreement And Release of Claims ("**Agreement**") is entered into by and between Phunware, Inc. ("**Phunware**") on the one hand, and Wilson Sonsini Goodrich & Rosati, Professional Corporation ("**WSGR**") on the other. Phunware and WSGR are collectively referred to as the "**Parties**" and "**Party**" means each individually.

RECITALS

A. On March 30, 2021, Phunware filed a Complaint against WSGR in the Superior Court of the State of California for the County of Santa Clara, Case No. 21CV381517 (the "**Uber Litigation**"). Phunware's claims asserted in the Uber Litigation were ordered to arbitration.

B. WSGR initiated a JAMS arbitration proceeding, Reference No. 112005900 (the "**Uber Arbitration**"). In the Uber Arbitration, WSGR seeks attorneys' fees and costs in the amount of $2,193,852.02 plus prejudgment interest (the "**Uber Fee Claim**"), which represents the amount that WSGR contends Phunware owes in connection with WSGR's representation of Phunware relating to the matter captioned *Phunware, Inc. v. Uber Technologies, Inc*., CGC-1-561546.

C. Phunware's claims asserted in the Uber Litigation and the Uber Fee Claim are both pending in and part of the Uber Arbitration.

D. The Parties have engaged in arms' length settlement discussions. The Parties negotiated in good faith and reached an agreement so as to avoid the costs, risks, and burdens that would be imposed by further arbitration in the Uber Arbitration or subsequent litigation involving claims made in the Uber Arbitration and/or in the Uber Litigation.

E. This Agreement is not intended to resolve, impact or affect any claims between the Parties in the matter they call *Wild Basin*, also pending in arbitration before JAMS Reference No. 5110000159.

F. In consideration of the promises, agreements and releases contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

AGREEMENT

1. Payment/Consideration. Phunware will pay to WSGR the total sum of $2,193,852.02 (the "**Settlement Amount**"). No later than March 8, 2024, at 5:00 p.m. Pacific Standard Time, Phunware must pay the Settlement Amount to WSGR by electronic wire transfer. WSGR will provide a W-9 and wire transfer instructions to Phunware for payment of the Settlement Amount on or before March 6, 2024.

2. Dismissal of Litigation. Within five (5) days of execution of this Agreement, Phunware shall file Requests for Dismissal, with prejudice, with the Santa Clara Superior Court for the Uber Litigation.

Settlement Agreement and Release of Claims.v3

Page 1 of 4

Settlement Agreement and Release of Claims.v3 Page 2 of 4 3. Dismissal of Arbitration. Within five (5) days of execution of this Agreement, Phunware shall request that JAMS dismiss and close with prejudice its claims and/or counterclaims asserted in the Uber Arbitration. Within five (5) days of WSGR’s timely receipt of the Settlement Amount as set forth in Section 1, above, WSGR shall request that JAMS dismiss and close with prejudice its claims and/or counterclaims asserted in the Uber Arbitration. 4. Release of Claims. The Parties, on their own behalf and on behalf of their respective present and former agents, employees, employers, officers, directors, shareholders, corporations, parent and subsidiary corporations, partners, joint venturers, estates, beneficiaries, representatives, executors, administrators, predecessors, successors and assigns, and each of them, and all those claiming by, through, under or in concert with them or any of them hereby release, acquit and forever discharge each other, and all of their present and/or former partners, attorneys, employees, agents, representatives, predecessors, successors, affiliates, and insurers from any and all claims, demands, debts, losses, obligations, liabilities, costs, expenses, rights and causes of action, of any kind or character whatsoever, under any theory the Parties now own, hold, have or claim to have or at any time owned, held, had or claimed to have against one another with respect to: (i) the claims asserted in the Uber Litigation; (ii) Phunware’s claims asserted in the Uber Arbitration; and (iii) WSGR’s claims asserted in the Uber Arbitration (i.e., the Uber Fee Claim). The Parties expressly confirm and agree that this Agreement relates solely to the claims referenced in the first paragraph of this Section 4 and excludes and does not release, discharge, impact or affect: (1) any claims that Phunware asserted in the Complaint filed by Phunware against WSGR in Superior Court of the State of California for the County of Santa Clara, Case No. 21CV386411, which claims were ordered to arbitration and which claims Phunware is asserting in arbitration before JAMS, Reference No. 51110000159 (the “Wild Basin Arbitration”); and (2) any claims that WSGR is asserting in the Wild Basin Arbitration with respect to fees, costs, or interest for its representation of Phunware on matters outside of the Uber Fee Claim. With respect to the matters released in this Agreement, the Parties expressly waive any and all rights under Section 1542 of the Civil Code of the State of California, or under any other similar state or federal statute or any common law principle of similar effect. The consequences of such waiver have been explained to the Parties who represent that they fully understand the consequences of such waiver. California Civil Code Section 1542 provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY. 5. Compromise of Disputed Claim. This Agreement shall not in any way be used or construed as an admission of any liability or any wrongdoing of any kind whatsoever by any of the Parties, and each Party specifically disclaims any liability to the other, or to any other persons or entities, with respect to any claims in the Uber Litigation or the Uber Arbitration.

Settlement Agreement and Release of Claims.v3 Page 3 of 4 6. Execution of Documents. (a) This Agreement may be executed in several counterparts and, as executed, shall constitute one agreement, binding on all Parties who have executed a counterpart, notwithstanding that all Parties are not signatories to the original or to the same counterparts. (b) Each Party acknowledges and represents that it has complete authority to execute, deliver and perform this Agreement. (c) This Agreement may be executed by telecopy or electronically submitted signatures. This Agreement shall be binding on all Parties notwithstanding that all Parties’ telecopied or electronically submitted signature pages are not to the same counterparts. 7. Construction/Severability. If any provision of this Agreement shall be determined to be invalid, void or illegal, such provision shall be construed and amended in a manner which would permit its enforcement, but in no event shall such provision affect, impair or invalidate any other provision in this Agreement. Each Party acknowledges that it has participated equally in the drafting of this Agreement and reviewed the terms of the Agreement. As such, no rule of construction shall apply in any interpretation of this Agreement which might result in this Agreement being construed in favor of or against any Party, including without limitation, any rule of construction to the effect that ambiguities ought to be resolved against the drafting Party. 8. Voluntary Agreement With the Advice of Counsel. Each of the Parties has entered into this Agreement freely and voluntarily and after having consulted with counsel and having the terms contained in this Agreement explained to each of them by counsel. The Parties appreciate and understand the terms contained in the Agreement and are fully satisfied with the settlement set forth in it. The Parties acknowledge and represent that they enter into this Agreement and all of the contemplated dismissal-related documents of their own free will and not due to any representation, commitment, promise, pressure or duress from any other Party. 9. Miscellaneous. (a) Notwithstanding any provision contained in this Agreement to the contrary, in the event of a dispute relative to any provision in this Agreement, the prevailing party shall recover its/her reasonable attorneys’ fees, costs and expenses incurred in enforcing this Agreement, in addition to any damages caused by such dispute. Except as otherwise provided, any litigation to enforce this Settlement Agreement or any resulting judgment is subject to arbitration, as provided in the Parties’ engagement agreement and the Santa Clara Superior Court order sending this matter to arbitration in the matter referred to herein as the Uber Arbitration. The Parties agree that the currently appointed arbitrator in the Uber Arbitration, Zela Claiborne of JAMS, retains jurisdiction to enforce this Agreement and any breach. (b) Each Party warrants that it has made no assignment or other transfer, and will make no assignment or other transfer, directly or indirectly, of this Agreement and/or of any claim or any other right, remedy or other interest of any kind which is the subject of and which is released pursuant to this Agreement, and that no other person or entity has or had any interest of any kind in such claims referred to above.

Settlement Agreement and Release of Claims.v3 Page 4 of 4 (c) As used in this Agreement, captions and paragraph headings are provided solely for convenience and shall not be deemed to restrict or limit the meaning of the text. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the Parties. (d) This Agreement, its interpretation, and its enforcement, are subject to the laws of the State of California, without regard to choice of law issues or federal courts’ interpretation of same. (e) Each of the Parties shall bear its own costs and expenses incurred in connection with the negotiation, drafting, and consummation of this Agreement. 10. Integration. This Agreement contains the entire agreement between the Parties regarding its subject matter. This Agreement cannot be modified or amended, except in writing executed by the Party to be charged. Except as expressly set forth in this Agreement, there have been no representations or promises made by any Party and relied upon by the other in entering into this Agreement. PHUNWARE, INC. Dated: March __, 2024 Michael Snavely Chief Executive Officer WILSON SONSINI GOODRICH & ROSATI Dated: March __, 2024 Rodney G. Strickland General Counsel            5 x